Exhibit 4.47

Execution Copy

[Note: Translation from the original agreement in Chinese]

Amended and Restated Advertising Technical Consulting and Services Agreement

This Amended and Restated Advertising Technical Consulting and Services Agreement (the “Agreement”) is entered into as of December 26, 2012 by the parties listed below in Beijing:

Party A: eLongNet Information Technology (Beijing) Co., Ltd.
Legal Address:	10 Jiuxianqiao Road, Chaoyang District, Beijing
Legal Representative:	CUI Guangfu

Party B:	Beijing Asiamedia Interactive Advertising Co., Ltd.
Legal Address:	Xingke Plaza, Tower B, No. 203, 10 Jiuxianqiao Road, Beijing
Legal Representative:	CUI Guangfu

WHEREAS:

1.    Party A is a wholly foreign-owned enterprise registered in, and under the laws of, the PRC;

2.    Party B is a limited liability company registered in, and under the laws of, the PRC;

3.    Party A and Party B signed an Advertising Technical Consulting and Services Agreement on February 1, 2001, and entered into amendments to this agreement on August 22, 2003 and July 20, 2004. The Parties now wish to further amend and restate the agreement; and

4.    Party A agrees to provide Internet advertising technical consulting and related services to Party B, and Party B agrees to accept the Internet technical services provided by Party A in accordance with the articles and terms of the agreement.

NOW THEREFORE, the parties through mutual negotiation agree as follows:

Article One    Web Page Leases

1.    Party A agrees to be the exclusive internet advertising technical consulting and services provider of Party B according to the terms of this Agreement, providing technical consulting and technical services for all advertising displayed on eLong.com, and for Party B’s other businesses.

2.    Party B agrees that, during the term of this Agreement, Party B shall not accept the technical consulting and technical services for the above-mentioned business from any third party without the prior written consent of Party A.

3.    Party B warrants that the technical consulting and services and advertising content requested by Party B will not violate any applicable law or regulations.

Article Two    Price of Consulting Services and Software Licenses and Payment Method

 The fee for the advertising technical consulting and other services and software licenses provided by Party A under this Agreement shall be determined by Party A according to the particular service items and software actually provided by Party A and with reference to the market price of the aforesaid services, provided that, during the term of this Agreement, Party A has the right to adjust pricing for its services without the consent of Party B. Payment for technical services and software license may be made on a quarterly basis.

 Article Three    Intellectual Property

1.    Any invention, modification, creation and design accomplished by Party A during the performance of the obligations under this Agreement, including related to internet advertising technical consulting and services, and the copyright, trademark, sign (whether they may be registered or not) of the works Party A produces, shall be Party A’s absolute property, and Party A shall own exclusive rights and interests to thereto.

2.    Party B transfers to Party A all work created, developed or entrusted by Party B: all intellectual property rights related to Party B’s business, without charge, loan or any debt obligations. Party B shall sign additional documents and take such further actions as may reasonably be requested by Party A in order to ensure the transfer of rights under this Section 2.

3. Party A licenses Party B to use eLong.com website web application code and all Party A-owned registered or unregistered application software; this license is non-exclusive and non-transferrable.

Article Four    Representations and Warranties

1.    Party A represents and warrants to Party B on the signing date and during the period of this Agreement that:

(1)    Party A is a wholly foreign-owned enterprise duly registered under the laws of the PRC, validly existing and with good operation record. Party A has all lawful rights and necessary power and authorization to sign and deliver this Agreement, and to fully perform the obligations under this Agreement and to accomplish the transactions stipulated in this Agreement.

(2)    Party A has finished all necessary company actions and acquired all proper and valid authorization to sign and perform this Agreement. This Agreement shall constitute the lawful, valid and binding obligation of Party A after the signature, and it can be enforced against Party A in accordance with its terms.

(3)    Party A is not required to make application to or obtain any government approval to enter into and deliver this Agreement, to perform the obligations under this Agreement, and to complete the transactions stipulated herein.

(4)    Party A’s signature and delivery of this Agreement, performance of the obligations under this Agreement and accomplishment of the transaction stipulated in this Agreement, will not: (1) cause the violation of Party A’s articles of association or other organizational documents; (2) cause the violation of any agreement, contract or charter entered into by Party A; (3) cause the violation of any judgment, verdict or order made by court or government related to Party A; or (4) require any consent of other persons.

(5)    There is no agreement, contract or arrangement that will interfere with the signature and performance of this Agreement by Party A, or any debt or potential debt Party A has not disclosed to Party B that will interfere with the signature and performance of this Agreement.

2.    Party B represents and warrants to Party A as follows on the date of signing and during the period of this Agreement:

(1)    Party B is a limited liability company duly registered under the laws of the PRC, validly existing and with good operation record. Party B has all lawful rights and necessary power and authorization to sign and deliver this Agreement, and to fully perform the obligations under this Agreement and to accomplish the transactions stipulated in this Agreement.

(2)    Party B has finished all necessary company actions and acquired all proper and valid authorization to sign and perform this Agreement. This Agreement shall constitute the lawful, valid and binding obligation of Party B after the signature, and it can be enforced against Party B in accordance with its terms.

(3)    Party B is not required to make application to or obtain any government approval to enter into and deliver this Agreement, to perform the obligations under this Agreement, and to complete the transactions stipulated herein.

(4)    Party B’s signature and delivery of this Agreement, performance of the obligations under this Agreement and accomplishment of the transaction stipulated in this Agreement, will not: (1) cause the violation of Party B’s articles of association or other organizational documents; (2) cause the violation of any agreement, contract or charter entered into by Party B; (3) cause the violation of any judgment, verdict or order made by court or government related to Party B; or (4) require any consent of other persons.

(5)    There is no agreement, contract or arrangement that will interfere with the signature and performance of this Agreement by Party B, or any debt or potential debt Party B has not disclosed to Party A that will interfere with the signature and performance of this Agreement.

Article Five    Confidentiality

1.    Each Party to this Agreement shall protect and maintain the confidentiality of any confidential data and information (“Confidential Information”) acquired from the other Party through signing and performing this Agreement. Without the prior written consent of the other Party, neither Party shall disclose any Confidential Information to any third party, unless the disclosure is required by law, or by enforceable orders of court and related government department. In the situation, the Party required to disclose the Confidential Information shall notify the other party immediately, and take all possible measures to keep the disclosure in the scope as small as possible, and proclaim the disclosed persons the obligation of confidentiality.

2.    Upon the termination of this Agreement, each Party shall, at the other Party’s request, return any document, material, database, equipment or software containing the Confidential Information to the other Party; if the return becomes impossible for any reason, the Party shall destroy all the Confidential Information or delete the Confidential Information from any memory devices. No party can keep using any Confidential Information in any way after the termination of this Agreement.

3.    There is no time limit to the Confidentiality stipulated in Article Five, and it will survive after the termination of this Agreement, unless the Confidential Information is open to the public, and the disclosure of the Confidential Information was not due to the breach of contract by any Party.

Article Six    Effectiveness and Term

1.    This Agreement is entered into as of the date of signature, and shall be valid for a term of 20 years.

2.    Unless terminated pursuant to Article 6.3 below, at expiry, this Agreement shall automatically be extended for additional terms of 20 years, and such extensions may be without limit.

3.    Party A may terminate this Agreement at any time by delivering written notice to Party B. Party B shall have no right to terminate this Agreement.

Article 7:    Settlement of Disputes

1.    Any dispute, controversy or claim arising from this Agreement or relating to this Agreement (including any issue relating with the existence, validity or termination of this Agreement) should be submitted to PRC International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.

2.    Arbitration place shall be in Beijing.

3.    Arbitration language shall be Chinese.

4.       The arbitral panel shall be composed of three arbitrators. Each Party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

5.      Both parties agree that the court of arbitration established according to the regulation shall have the right to provide effective relief in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out performance of the arbitral award.

6.       Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

Article Eight    Other Provisions

1.    All notices and other communications under this Agreement should be made in written form (including fax) and be sent by courier or fax to the following address, or any other address one party designated to the other party in written form. If the notices and communications mentioned above are sent by courier, they take effect 72 hours after the mail is delivered to the courier company; if they are sent through fax, they take effect 24 hours after being sent.

Party A:	eLongNet Information Technology (Beijing) Co., Ltd.
Recipients:	CUI Guangfu
Address:	10 Jiuxianqiao Road, Chaoyang District, Beijing
Telephone:	(86-10) 5860 2288
Fax:	(86-10) 6436 6019

Party B:	Beijing Asiamedia Interactive Advertising Co., Ltd.
Recipients:	CUI Guangfu
Address:	Xingke Plaza, Tower B, No. 203, 10 Middle Jiuxianqiao Road
Telephone:	(86-10) 5860 2288
Fax:	(86-10) 6436 6019

2.    This Agreement is binding on both parties and their successors and approved assignees respectively, and is entered into only for the benefit of the persons mentioned above. Without the prior written consent of the other party, any party should not transfer, pledge or transfer in other ways the rights, benefits or obligations under this Agreement.

3.    Party A may unilaterally amend or supplement this Agreement, and Party B shall unconditionally assist and sign any new agreements reflecting such amendments or supplements. Any matters not included herein, may be addressed by the Parties through supplemental agreements. Any amendment, modification, supplement and appendix to this Agreement shall be part of this Agreement, and shall have the same legal effect as this Agreement.

4.    This Agreement is separable, the invalidity or unenforceability of any clause in this Agreement will not interfere the effect and enforceability of other clauses.

5.    All heading in this Agreement are set only for convenience, and they should not be deemed part of this Agreement.

6. This Agreement amends and restates all prior technical services agreements between the Parties (the “Prior Agreements”). In the event of any conflict between the terms of this Agreement and the Prior Agreements, this Agreement shall prevail.

7.    This Agreement is executed in duplicates, each party holds one, and each copy has the same legal effect.

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[Signature page for Amended and Restated Technical Services Agreement]

eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ Guangfu Cui

Official Seal:    [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Beijing Asiamedia Interactive Advertising Co., Ltd.

Signature of Authorized Representative:	/s/ Guangfu Cui

 Official Seal:    [seal of Beijing Asiamedia Interactive Advertising Co., Ltd.]

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